Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT NO. 1 (“Amendment”) to the AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of the 12th day of March, 2018, by and between First Bank (“First Bank”), a New Jersey chartered commercial bank, and Delanco Bancorp, Inc., a New Jersey corporation (“Delanco”).

PREAMBLE

First Bank and Delanco entered into the Agreement on the 18th day of October, 2017. Since the execution of the Agreement, the parties have determined that it is in the best interest of all parties to amend certain provisions of the Agreement.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, First Bank and Delanco agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1     Authority; No Breach By Agreement. Section 5.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“First Bank has and Merger Sub, as of the date it executes and delivers the Joinder Agreement, will have the corporate power and authority necessary to execute, deliver, in the case of First Bank, this Agreement and, in the case of Merger Sub, the Joinder Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement (in the case of Merger Sub, by executing and delivering the Joinder Agreement) and the consummation of the transactions contemplated herein, including the Merger and the Bank Merger, have been (in the case of First Bank) or will have been upon the execution and delivery of the Joinder Agreement (in the case of Merger Sub), duly and validly authorized by all necessary corporate action in respect thereof on the part of First Bank and Merger Sub (including approval by all of the members of the board of directors of First Bank and directing the submission of this Agreement to a vote at a meeting of shareholders of First Bank), subject to the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Bank Common Stock entitled to vote on the Bank Merger Agreement and the Bank Merger (the “First Bank Shareholder Approval”) as contemplated by Section 7.1. Subject to the requisite First Bank Shareholder Approval and, assuming the due authorization, execution and delivery by Delanco, this Agreement represents a legal, valid, and binding obligation of First Bank and, upon the execution and delivery of the Joinder Agreement by Merger Sub, will constitute a legal and binding obligation of Merger Sub, enforceable against First Bank and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).”

Section 1.2     Proxy Statement; Shareholder Approval. Section 7.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“First Bank and Delanco shall promptly prepare and file with the FDIC and the SEC a proxy statement and offering circular (including any amendments thereto, the “Proxy Statement”) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. First Bank and Delanco agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Proxy Statement. Each of First Bank and Delanco agrees to use all commercially reasonable efforts to cause the Proxy Statement to be cleared by the FDIC and the SEC as promptly as reasonably practicable after filing thereof, and following the Proxy Statement being cleared by the FDIC and the SEC (whether affirmatively or by lapse of any required review period by the SEC and FDIC) and the receipt of the Requisite Regulatory Approval of the Bank Merger from the NJDOBI, each of First Bank and Delanco shall promptly thereafter mail or deliver the Proxy Statement to its respective shareholders. First Bank also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Delanco shall furnish all information concerning Delanco and the holders of Delanco Common Stock as may be reasonably requested in connection with any such action. Each of First Bank and Delanco agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of First Bank, Delanco or their respective Subsidiaries to any Regulatory Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Delanco shall have the right to review and consult with First Bank with respect to any information included in, the Proxy Statement prior to its being filed with the FDIC and the SEC. First Bank will advise Delanco, promptly after First Bank receives notice thereof, of the time when the Proxy Statement has been cleared by the FDIC (whether affirmatively or by lapse of any required review period by the FDIC), or the suspension of the qualification of First Bank Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the FDIC for the amendment or supplement of the Proxy Statement or for additional information. Delanco will advise First Bank, promptly after Delanco receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC (whether affirmatively or by lapse of any required review period by the SEC), or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information.”

Section 1.3     Proxy Statement; Shareholder Approval.

(a)     Section 7.1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“First Bank or Delanco shall adjourn or postpone First Bank’s Shareholders’ Meeting or Delanco’s Shareholders’ Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of First Bank Common Stock or Delanco Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. First Bank or Delanco shall also adjourn or postpone First Bank’s Shareholders’ Meeting or Delanco’s Shareholders’ Meeting, as the case may be, if on the date of such meeting First Bank or Delanco, as the case may be, has not recorded proxies representing a sufficient number of shares necessary to obtain the First Bank Shareholder Approval or the Delanco Shareholder Approval; provided, that prior to the adjournment or postponement of First Bank’s Shareholders’ Meeting pursuant to this Section 7.1(c), First Bank may conduct the other business to be conducted at the First Bank’s Shareholders’ Meeting and First Bank shareholders shall be entitled to vote on other business, matters or proposals unrelated to this Agreement to the extent provided by Law and its governing documents. Notwithstanding anything to the contrary herein, each of First Bank’s Shareholders’ Meeting and Delanco’s Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Delanco at Delanco’s Shareholders’ Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and the Bank Merger Agreement shall be submitted to the shareholders of First Bank at First Bank’s Shareholders’ Meeting, for the purpose of voting on the adoption of the Bank Merger Agreement and the other matters contemplated thereby, and nothing contained herein shall be deemed to relieve either First Bank or Delanco of such obligation. First Bank, on the one hand, and Delanco, on the other hand, shall only be required to adjourn or postpone First Bank’s Shareholders’ Meeting or Delanco’s Shareholders’ Meeting, as applicable, two times pursuant to the second sentence of this Section 7.1(c).”

(b)     Section 7.1 of the Agreement is hereby amended by adding the following new Section 7.1(d) following Section 7.1(c) of the Agreement:

“First Bank shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“First Bank’s Shareholders’ Meeting”) and First Bank shall use its reasonable best efforts to convene such meeting as promptly as reasonably practicable after the Proxy Statement is cleared by the FDIC and the SEC and the receipt of the Requisite Regulatory Approval of the Merger from the NJDOBI, for the purpose of voting upon the approval of the Bank Merger Agreement, the Bank Merger and obtaining the First Bank Shareholder Approval and such other related matters as it deems appropriate. First Bank shall (i) through its board of directors (which shall unanimously recommend the Bank Merger and the Bank Merger Agreement), recommend to its shareholders the approval of the Bank Merger Agreement (the “First Bank Recommendation”), (ii) include such First Bank Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the First Bank Shareholder Approval.”

Section 1.4     Conditions to Obligations of Each Party. Section 8.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(i)     The shareholders of Delanco shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(ii)     The shareholders of First Bank shall have approved the Bank Merger Agreement, and the consummation of the transactions contemplated thereby, including the Bank Merger, as and to the extent required by Law or by the provisions of any governing instruments.”

Section 1.5     Termination. Section 9.1 of the Agreement is hereby amended by the following:

(a)     Deleting “or” at the end of Section 9.1(h) of the Agreement;

(b)     Deleting the “.” at the end of Section 9.1(i) of the Agreement and adding “; or”; and

(c)     Adding the following new Section 9.1(j):

“By Delanco in the event that the board of directors of First Bank has (i) failed to recommend the Bank Merger and the approval of the Bank Merger Agreement by the shareholders of First Bank, (ii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold First Bank’s Shareholders’ Meeting in accordance with Section 7.1, or (iii) failed to obtain the First Bank Shareholder Approval at First Bank’s Shareholders’ Meeting where such matter was presented to the shareholders of First Bank for approval and voted upon.”

Section 1.6     Amendment. Section 10.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Delanco Shareholder Approval and the First Bank Shareholder Approval has been obtained; provided, that after obtaining the Delanco Shareholder Approval, there shall be made no amendment that requires further approval by the Delanco shareholders; provided, further, that after obtaining the First Bank Shareholder Approval, there shall be no amendment to this Agreement that results in an amendment to the Bank Merger Agreement which requires further approval by the First Bank shareholders.”

Section 1.7     Referenced Pages. Section 10.2 of the Agreement is hereby amended to include any terms defined in this Amendment.

ARTICLE II

MISCELLANEOUS

Section 2.1     Continuation. The Agreement is hereby modified to reflect the terms of this Amendment and shall continue in full force and effect. All other provisions of the Agreement, not specifically modified herein, shall remain in full force and effect.

Section 2.2     Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Amendment and any signed instrument entered into in connection with this Amendment, and any other amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Amendment or any waiver hereto or any agreement or instrument entered into in connection with this Amendment or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 2.3     Governing Law. The Parties agree that this Amendment, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), shall be governed by, construed in all respects, and enforced in accordance with the internal Laws of the State of New Jersey (including its statutes of limitations) without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Amendment to the substantive Law of another jurisdiction.

Section 2.4     Incorporation. In any publication of the Agreement, the text of the amendment of the Section 5.3(a), Section 7.1(a), Section 7.1(c), Section 7.1(d), Section 8.1(a), Section 9.1(h), Section 9.1(i), Section 9.1(j), Section 10.2 and Section 10.5 of the Agreement as set forth in this Amendment may be substituted for, or supplement, as applicable, the original text of the Section 5.3(a), Section 7.1(a), Section 7.1(d), Section 8.1(a), Section 9.1(h), Section 9.1(i), Section 9.1(j), Section 10.2 and Section 10.5 of the Agreement and incorporated in the Agreement as though they were originally set forth therein without publishing or reproducing the entirety of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

FIRST BANK

By:	/s/ Patrick L. Ryan
Name: Patrick L. Ryan
Title: President and Chief Executive Officer

DELANCO BANCORP, INC.

By:	/s/ James E. Igo
Name: James E. Igo
Title: Chairman, President and Chief Exectutive Officer

Signature page to Amendment No. 1